Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES INCREASED QUARTERLY CASH DIVIDEND
AND VOTING RESULTS FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
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COVINGTON, LA. (May 6, 2016) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors has declared a quarterly cash dividend of $0.31 per share, a 19% increase over the previous quarterly dividend amount of $0.26 per share. The dividend is payable on June 2, 2016 to stockholders of record on May 19, 2016. As of May 4, 2016 there were 42,065,160 shares of common stock outstanding.

At POOLCORP’s annual meeting of stockholders on May 4, 2016, stockholders elected Andrew W. Code, Timothy M. Graven, Manuel J. Perez de la Mesa, Harlan F. Seymour, Robert C. Sledd, John E. Stokely, David G. Whalen and Wilson B. Sexton to serve as directors for the ensuing year.

The voting results on the other proposals for this year’s meeting are as follows:

▪	ratified the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016;

▪	approved, on an advisory, non-binding basis, the compensation of our named executive officers (the say-on-pay vote);

▪	re-approved the Pool Corporation Strategic Plan Incentive Plan;

▪	approved the Pool Corporation Amended and Restated 2007 Long-Term Incentive Plan;

▪	approved the Pool Corporation Executive Officer Annual Incentive Plan; and

▪	approved the Pool Corporation Amended and Restated Employee Stock Purchase Plan.

Speaking at the meeting, Mr. Sexton, Chairman of the Board, commented, “The Board appreciates the enduring confidence that stockholders place in us. We look forward to diligently fulfilling our stewardship responsibilities while continuing to help further POOLCORP’s mission. We also want to take this opportunity to thank our departing board members, Jim Gaffney and George Haymaker. I would like to add how grateful we are to have had the invaluable direction and counsel they have provided over their many years of service.”

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 338 sales centers in North America, Europe, South America and Australia through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com